FOR IMMEDIATE RELEASE
December 4, 2006
CONTACT:
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500
infoUSA Completes Acquisition of Opinion Research Corporation
Omaha, Neb. — December 4, 2006 — infoUSA® (Nasdaq: IUSA) the leading provider of proprietary business and consumer databases and sales leads, today announced that the company has completed its previously announced acquisition of Opinion Research Corporation (Nasdaq: ORCI). Opinion Research shareholders approved the sale of the Company at a special meeting held today. Opinion Research Corporation will remain headquartered in Princeton, NJ and will continue to operate independently as part of infoUSA.
infoUSA Founder, Chairman, and CEO, Vin Gupta stated, “Market research and database marketing go hand in hand, and both activities are part of the sales and marketing departments of corporations. The combination of Opinion Research and infoUSA will provide cross-selling opportunities. The completion of this transaction is an important step forward in our strategic growth plan and it will create value for all infoUSA shareholders.”
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.
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